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                                                                    EXHIBIT 22.1

                            SUBSIDIARIES OF WESTCORP

Western Financial Savings Bank, F.S.B., a federal savings bank

Westplan Insurance Agency, a California corporation

Western Reconveyance Company, Inc., a California corporation

Western Financial Auto Loans, Inc., a California corporation

Western Financial Auto Loans 2, Inc., a California corporation

Westcorp Financial Services, Inc., a California corporation

Western Consumer Services, Inc., a California corporation

Westhrift Life Insurance Company, an Arizona corporation

Westplan Investments, a California corporation

                                      F-31